Exhibit 99.1

News Release

Neal Gutterson to Retire as SVP & Chief Technology Officer of Corteva Agriscience In Second Half of 2020
Will Remain in his Role Until His Successor is Selected and for a Transition Period

WILMINGTON, Del., Oct. 10, 2019 - Corteva Agriscience (NYSE: CTVA) today announced that Neal Gutterson, Ph.D., Senior Vice President and Chief Technology Officer (CTO), has indicated his intent to retire from the Company in the second half of 2020. Neal remains fully committed to Corteva and to leading the R&D organization until his successor is selected and for a period after to assure a smooth transition. The Company has engaged an executive recruitment firm to identify a replacement.
“Neal’s extraordinary leadership helped create the strong, unified R&D capability and a leading industry pipeline that are driving Corteva’s future growth,” said James C. Collins, Jr., Chief Executive Officer of Corteva Agriscience. “Neal’s successor will be able to build on this solid, efficient foundation as we harness the power of science and technology to continue to serve our customers and consumers for years to come.”
Corteva has in place a strong, balanced pipeline, with 14 products introduced since the merger of Dow and DuPont in late 2017. Gutterson led the integration of three research organizations over the last several years, establishing a leading R&D capability through the combination of highly complementary capabilities from DuPont Pioneer, DuPont Crop Protection, and Dow AgroSciences, and contributing to the delivery of merger cost synergies.
“I remain committed to Corteva and as passionate as ever about delivering on our purpose and strategy,” said Gutterson. “I have complete confidence that our broad innovation capability and technology advantage will enable us to continue to meet the evolving needs of our customers as we realize the enormous potential inherent in our company over the coming years.”
Bio
Gutterson joined DuPont Pioneer in 2014 as the Vice President of Ag Biotech R&D and assumed his current global role in 2016 prior to Corteva Agriscience’s spin-off from DowDuPont. He was previously President, CEO and board member of Mendel Biotechnology. He also served for the past six years as a board member of CIMMYT, the international ag organization dedicated to improved maize and wheat varieties and farming systems for smallholder farmers.

About Corteva Agriscience
Corteva Agriscience is a publicly traded, global pure-play agriculture company that provides farmers around the world with the most complete portfolio in the industry - including a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. With some of the most recognized brands in agriculture and an industry-leading product and technology pipeline well positioned to drive growth, the company is committed to working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. Corteva Agriscience became an independent public company on June 1, 2019 and was previously the Agriculture Division of DowDuPont. More information can be found at www.corteva.com.

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10/10/19

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Media Contact:
Gregg M. Schmidt
+1-302-485-3260
gregg.m.schmidt@corteva.com

Investor Contact:
Megan Britt
+1-302-485-3279
megan.britt@corteva.com